EXHIBIT 99.1

Contact:

ARYx Therapeutics, Inc.

David Nagler, 510-585-2200 ext. 211

Vice President Corporate Affairs

FOR IMMEDIATE RELEASE

ARYX ANNOUNCES RESIGNATION OF PETER G. MILNER, PRESIDENT RESEARCH AND DEVELOPMENT

FREMONT, CA., June 2, 2010 — ARYx Therapeutics, Inc. (NASDAQ: ARYX) today announced that Peter G. Milner, M.D., has resigned, effective June 15, 2010, as a director and as president research and development. He will continue to consult to the company in support of ARYx’s on-going strategic process. Dr. Milner, along with Dr. Pascal Druzgala, co-founded ARYx in 1997 in pursuit of novel therapies that avoid known safety concerns with previously commercialized pharmaceuticals. Based upon ARYx’s unique drug discovery approach, the company now has three late-stage development product candidates and a fourth in Phase 1 clinical development.

“Peter Milner provided the vision that built a highly productive and dedicated ARYx team which has invented four drug candidates possessing demonstrated sustained efficacy while enhancing their safety profile,” said Dr. Paul Goddard, ARYx chairman and chief executive officer. “Notwithstanding our need to undertake our current corporate development efforts, Peter can be proud of what has been accomplished at ARYx due to his leadership, passion and devotion to discovering and developing medicines that demonstrate that safety does not need to be compromised for efficacy. We are grateful to Peter for ARYx’s existence and for the on-going consulting contributions he will continue to make,” concluded Dr. Goddard.

“ARYx has reached a point in its current strategic process that I am now able to turn my focus to the other projects I have recently begun,” explained Dr. Peter Milner. “Pascal and I founded ARYx around the vision that proven therapies could be made safer by applying our unique insights into the role of metabolism in drug safety, believing efficacy does not need to be compromised for safety. I am proud of everything we have accomplished and look to the day that patients will benefit from our work,” concluded Dr. Milner.

As a result of Dr. Milner’s resignation, all officers of the company will now report directly to the CEO, including the chief scientific officer, Pascal Druzgala.

ARYx Therapeutics, Inc.

6300 Dumbarton Circle,  Fremont, CA  94555  Ph: 510-585-2200  Fax: 510-585-2202

www. aryx.com

About ARYx Therapeutics, Inc.

ARYx Therapeutics is a biopharmaceutical company focused on developing a portfolio of internally discovered products designed to eliminate known safety issues associated with well-established, commercially successful drugs. ARYx uses its RetroMetabolic Drug Design technology to design structurally unique molecules that retain the efficacy of these original drugs but are metabolized through a potentially safer pathway to avoid specific adverse side effects associated with these compounds. ARYx currently has four products in clinical development: an oral anticoagulant agent for patients at risk for the formation of dangerous blood clots, tecarfarin (ATI-5923); a prokinetic agent for the treatment of various gastrointestinal disorders, ATI-7505; an oral anti-arrhythmic agent for the treatment of atrial fibrillation, budiodarone (ATI-2042); and, an agent for the treatment of schizophrenia and other psychiatric disorders, ATI-9242. Please visit ARYx’s Website at www.aryx.com for additional information.